UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   August 30, 2013

Heatwurx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-184948	45-1539785
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6041 South Syracuse Way, Suite 315, Greenwood Village, CO	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 532-1641

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  [  ]  Written communications pursuant to Rule 425 under the Securities Act

  [  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

  [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

  [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02  Unregistered Sales of Equity Securities.

On August 30, 2013, we completed our offering of up to 1,500,000 units (the “Units”).  We sold a total of   727,648 Units at $3.00 per Unit for gross proceeds of $2,182,944.  Each unit consisted of one share of Series D Preferred Stock (the “Series D Shares”) and one-half warrant, with each whole warrant exercisable at $3.00 per share.  The Series D Shares are convertible into common shares of the Company (the “Conversion Shares”).  Each Series D Share will convert into one share of our common stock at any time upon at the option of the holder of the Series D Shares or will be converted at the option of the Company at any time the trading price of our common stock is at least $4.50 per share for ten consecutive trading days.  The conversion features of the Series D Shares are subject to adjustment upon the occurrence of certain events affecting our common stock.  Each whole warrant entitles the holder to purchase one share of common stock at the designated exercise price.  The Units will separate immediately and the preferred stock and the warrants will be issued separately in the offering.  These Units were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2) thereof, and Rule 506(b) promulgated thereunder, as a transaction by an issuer not involving any public offering. The Units were sold only to persons who were either “accredited investors” as defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) or sophisticated investors as defined in Rule 506(b) and who met the suitability standards set forth in the Memorandum dated June 21, 2013.   Of the total investors, forty were accredited investors and four were sophisticated non-accredited investors.  Each investor delivered appropriate investment representations with respect to these sales and consented to the imposition of restrictive legends upon the stock certificates representing the shares.  Each investor was afforded the opportunity to ask questions of our management and to receive answers concerning the terms and conditions of the transaction.  A total of $84,233 was paid in commissions to licensed selling agents in connection with this offering.  The Units sold in this offering were not and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heatwurx, Inc.

Date: September 6, 2013	By /s/ Allen Dodge
Allen Dodge, Chief Financial Officer

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